UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 3, 2006 (March 29, 2006)

NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA	01843
(Address of principal executive offices)	(Zip Code)

(978) 687-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
     Non-Employee Director Compensation Policy
     On March 29, 2006 (the “Plan Effective Date”), the Board of Directors of the Company approved an amendment to the Company’s compensation policy for non-employee directors (the “Director Compensation Policy”).
     Non-employee directors may now elect to receive shares of the Company’s Common Stock in lieu of the cash compensation to be paid under the Director Compensation Policy (an “Equity Election”). Equity Elections must be made in writing on the date of the annual meeting of the Corporation’s stockholders at which such non-employee directors are elected. The Equity Election will apply to all cash compensation to be paid after the date of the election and will remain in effect until the next annual meeting of stockholders. If an election is made, non-employee directors will be issued shares of Common Stock on the last business day of each calendar quarter in an amount equal to the quotient of the total cash consideration due such non-employee director for fees and retainers for that quarter divided by the closing price of the Company’s Common Stock on the last trading day of the quarter.
     In addition, the Director Compensation Policy now provides that all non-employee directors will automatically receive stock options to purchase 14,000 shares (previously 20,000 shares) of Common Stock, at each annual meeting of stockholders at which such non-employee director is elected. Directors elected to the Board on a date other than at an annual meeting of the Company’s stockholders, shall receive on the date of his or her election, an option to purchase that number of shares of Common Stock equal to 14,000 shares pro-rated for the period between the date he or she is first elected to the Board and the following May 31st.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: April 3, 2006	By:	/s/ David N. Gill
David N. Gill
Senior Vice President and Chief Financial Officer